Chico's FAS, Inc.	CHS	Q3 2018 Earnings Call	Nov. 28, 2018
Company▲	Ticker▲	Event Type▲	Date▲

Exhibit 99.1
PARTICIPANTS

Corporate Participants

Julie F. Lorigan – Vice President – Investor Relations, Public Relations and Corporate Communications, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Susan Anderson – Analyst, B. Riley FBR, Inc.
Kate Fitzsimons – Analyst, RBC Capital Markets LLC
Gabriella Carbone – Analyst, Deutsche Bank Securities, Inc.
Janine Stichter – Analyst, Jefferies LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, and welcome to the Chico’s FAS, Inc. Third Quarter 2018 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Julie Lorigan, Vice President of Investor Relations and Corporate Communications. Please go ahead.

Julie F. Lorigan, Vice President – Investor Relations, Public Relations and Corporate Communications, Chico’s FAS, Inc.

Thanks, Nicole, and good morning, everyone. Welcome to Chico’s FAS third quarter 2018 earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Shelley Broader, our Chief Executive Officer; and Todd Vogensen, our Chief Financial Officer. Our earnings release issued today can be found on our website at www.chicosfas.com under Investor Relations, Press Releases.

Let me caution you that today’s comments will include forward-looking statements about our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry which speaks only as of today’s date. You should not unduly rely on forward-looking statements. Important factors that could cause actual results or events to differ materially from those projected or implied by our forward-looking statements are included in our earnings release issued this morning, and our SEC filings, and in the comments that are made on this call. We disclaim any obligation to update or revise any information discussed in this call except as may be otherwise required by law.

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Chico's FAS, Inc.	CHS	Q3 2018 Earnings Call	Nov. 28, 2018
Company▲	Ticker▲	Event Type▲	Date▲

And with that, I’ll turn it over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you, Julie, and good morning, everyone. As you saw from today’s press release, performance in the quarter was mixed across our three brands and consolidated results were below expectations. I want to emphasize two key points right up front. First, we are absolutely not satisfied with these results; and second, we are acting with resolve to address the performance at the Chico’s brand.

Chico’s FAS has a long record of disciplined cost management, but we know we can’t grow our business through cost management alone. Our attention is keenly focused on establishing a similar record of consistent top line growth across all three of our brands, Chico’s included.

We have a very loyal customer base, an advancing omni presence, solid financial footing and enthusiastic and committed teams within our company. These elements all give me confidence that we can improve the top line and reignite customer excitement for Chico’s apparel.

On that note, let me start with the Chico’s brand, what happened and what we’re doing to improve performance. As you will recall, we launched a refresh for our Chico’s brand in February of 2018. The launch emphasized boho styles, bold colors and original prints that reflected the brand’s artisanal heritage. We saw strong response from target customers who connected with this look and feel. However, we took the associated merchandising marketing too far. We did not have the appropriate balance in clean, classic, polished silhouettes or depth in the key basic items that appeal to our polished and our traditional customer. Actions are underway to turn around the brand’s performance.

First, we announced today a leadership transition for the Chico’s brand. Diane Ellis is departing as Brand President and the search is well underway for her replacement. In the interim, I will personally lead the Chico’s brand. I am confident that our flagship brand will have the support it needs while we complete the search for a new Brand President.

Secondly, in terms of product, we have adjusted a portion of the spring assortments to appropriately balance the brand’s merchandise architecture with a greater emphasis on clean, classic, polished silhouettes. We have reduced planned receipts accordingly and we have invested into basics. We have also chased more classic styles that are performing well.

Third, on the marketing side we have repositioned our visuals to be more inclusive of all of our target customers. This includes adjusting in-store merchandising and display, print and digital media so that no singular look dominates. Our marketing will feature a better balance of both classic silhouettes and novelty style.

Fourth, changes have also been made to planning and allocation to improve in-stock and stronger penetration in basics and top key item performers, which did not have the necessary depth to maximize sales in the third quarter. For example, our Juliet pants and No-Iron Shirt programs continue to be customer favorites with strong sell-through, but we lacked the inventory to fully capitalize on demand. We believe these actions will enable us to better meet expectations for all customers who shop the Chico’s brand. We do expect to see some immediate benefit from these actions in the fourth quarter. But given the timing of the adjustments that are being made, we expect it will be spring of 2019 before meaningful improvement to the Chico’s brand performance is visible in the company results.

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Chico's FAS, Inc.	CHS	Q3 2018 Earnings Call	Nov. 28, 2018
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Next, I’d like to discuss our performance at White House Black Market. The brand repositioning we began last year is underway and we are making progress. White House Black Market merchandise margins improved significantly during the quarter, driven by better full price selling. In addition, we saw strength in digital sales in the third quarter.

From a merchandise perspective we continued to watch and learn from our customers’ response and to clarify our brand positioning. We saw strength in workwear, petites and dresses in the third quarter and will build upon those categories as we plan forward.

Missed opportunities were in polished casual, particularly in August and September. Our assortment lacks the feminine detailing and aesthetics that our customers expect from us. We have also incorporated these learnings into our merchandise planning process for next spring. In addition, since our customer is responding so favorably to fashion, we plan to increase penetration in our overall assortment.

Turning to Soma. Notably, our intimates business continues to deliver solid results. In fact, Soma reported positive comp sales of 2.4%. This better-than-expected performance was primarily driven by the ongoing success of the Enbliss collection, which offers superior soft comfort and support and our perennial favorite, Cool Nights sleepwear.

We are also pleased to see strong customer demand for our core Vanishing collection and momentum from our recently reimagined Style Essentials, which replaced loungewear.

Strength in Soma is gaining traction, with October being the fifth consecutive month of positive comps and we believe that we are well-positioned for success this holiday season. Our assortment will prominently feature an enhanced selection of cozy and comfortable sleep set including pajamas and bras. We have also expanded our most popular Cool Nights separates to include multiple prints and colors. Our Enbliss collection is in-stock and includes extended sizes and new colors. And there are plenty of options for giving and for self-indulgence.

Overall, we are excited about our customers’ growing demand for our innovative solutions at Soma. As such, we have a number of product launches planned for next year focusing on fit, function, and the ultimate answer for her everyday needs. We are continuing to invest in the Soma brand’s rapid growth.

Beyond the brands, we are also making strong progress and seeing positive results from our omnichannel investments. For example, our digital Endless Aisle and our shared inventory system have been connected to all stores, enabling customers to purchase online and ship from store. The benefits are exceeding our expectations with increasing demand and we are leveraging our data analytics to optimize shipments and moderate the associated incremental cost.

In addition, we are further advancing our omni-capabilities with the launch of Client Book, which is a platform that provides digitized client selling tool to store associates to further personalize the customer experience. Client Book is the next generation of our company’s original customer book. This new technology provides innovative omni-channel applications for store associates. We can now offer our customers personalized online storefront and style boards of customized curated merchandise based on their attributes, their prior purchasing behavior. Customers also have the opportunity to interact online with a personal stylist allowing us to digitize our Most Amazing Personal Service. We are on track to fully roll out to stores early next year.

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Chico's FAS, Inc.	CHS	Q3 2018 Earnings Call	Nov. 28, 2018
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Looking ahead in our customer journey, with our shared inventory, our Locate tool, which enables us to ship in-store orders directly to the customer and personalized styling all in place, we are now closing the loop with this last addition of a buy online and pick-up in store. BOPIS will be live early in the second quarter of 2019, driving and giving our customers the ability to shop wherever, whenever, and however she chooses.

Touching on our channels of distribution, we are meeting our objective of driving stronger customer awareness and consideration. QVC, ShopRunner, and Amazon are driving new customer growth and exceeding our expectations. Although not yet financially significant in total, performance across each has been strengthening. ShopRunner continues to gain momentum with sales increasing sequentially. Gross average order value continues to be strong and remains higher than our average customer order. Our collaboration with Amazon continues to build and our performance is trending in line with expectations. We are pleased with the results of our first Black Friday and Cyber Monday as we showcased a broader selection of our tried and true winners. You can also find our Chico’s No-Iron Cotton-Trim Tunics selected as one of Oprah’s Favorite Things among our curated merchandise assortments. Our Soma brand will be back with additional segments on QVC beginning in January of 2019 as we further build upon this successful relationship.

In airports, we’re in the final stages of preparing to open our first Chico’s concept in the Baltimore Airport in the spring of 2019, followed by our first multi-store concept in the Philadelphia Airport in early Q2. And lastly for cruise, we currently offer a Chico’s brand merchandise assortment on over 20 cruise ships with plans for continued expansion.

In summary, this was a challenging quarter but we are taking strong actions to address these challenges and I am confident that we can successfully move forward. The entire organization is focused on execution and delivering the merchandise our customers want while maintaining the cost discipline that has long been ingrained in our company.

I will now turn the call over to Todd for more details on our financial results.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.

Thanks, Shelley, and good morning, everyone. We reported third quarter earnings per share of $0.05, which includes $0.04 of favorable tax benefit. While we’re pleased with the sales performance of our Soma brand and other channels of distribution, Chico’s and White House did not deliver the sales results that we expected.

Moving on to the third quarter details, we achieved a 130 basis point improvement in merchandise margin continuing with the positive trend we’ve seen over the past four quarters. This improvement reflects savings from the supply chain and sourcing initiatives that we’ve discussed previously and significant improvement in White House Black Market merchandise margins due to better full price sell-through.

We ended the quarter with inventory approximately flat to last year’s third quarter. Although our sales were down, we are comfortable at this level and have entered the fourth quarter clean, reflecting our continued focus on strong inventory management.

Overall gross margin was down 80 basis points as our merchandise margin improvement was offset by deleverage on fixed expenses and on shipping costs related to our omni-channel programs.

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Chico's FAS, Inc.	CHS	Q3 2018 Earnings Call	Nov. 28, 2018
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Moving to SG&A expenses, third quarter SG&A was in line with expectations, up $7 million compared to last year, reflecting planned investments in marketing and technology and in contract termination costs. Our balance sheet remains strong and we ended the quarter with $229 million in cash and short-term investments and $61 million in debt.

We continued to generate strong free cash flow and expect to end the year with free cash flow greater than $100 million. This would mark our 10th consecutive year of generating free cash flow of approximately $100 million or more. Third quarter capital expenditures totaled $17 million mostly comprised of investments in existing store remodels and refreshes and in technology. We closed 13 stores in the third quarter and we are on track to close a total of approximately 45 to 50 stores this year.

We have been very successful in negotiating several short-term lease extensions and medium-term rent reductions. As such, we have great flexibility within our portfolio. As we look ahead to next year and evaluate further results from our omni-channel strategy, we will be taking another look at our store base to ensure we are optimizing and future-proofing our fleet.

Turning now to our revised financial outlook, for the fourth quarter we anticipate a mid-teen decline in net sales which includes the negative impact of $29 million from last year’s 53rd week and a high-single digit decline in comparable sales. The decline in net sales and comparable sales are driven primarily by the Chico’s brand.

As Shelley mentioned, we anticipate more meaningful improvement in our Chico’s brand performance by the spring of 2019. We also anticipate continued strength in Soma, while we look for gradual improvement in White House Black Market, we expect fourth quarter sales trends to be similar to the third quarter as White House continues to refine their brand repositioning.

We expect gross margin rate to decline approximately 400 to 500 basis points compared to the prior year due to costs of our omni-channel programs and deleverage in fixed cost from lower sales. And we expect SG&A dollars to decrease approximately $10 million to $15 million compared to the prior year fourth quarter, primarily related to the 53rd week in 2017.

For the full year of fiscal 2018, we anticipate capital expenditures to be $50 million to $60 million to fund store reinvestments and technology enhancements. This compares to our previous outlook of $60 million to $70 million. The lower level of capital expenditures is primarily due to the timing of store remodels and relocations.

We expect year-end inventory to increase compared to the prior year due to the timing of Chinese New Year, a stronger penetration in basics and top key items, as well as incremental inventory to support our ongoing channel expansion. We anticipate a fiscal 2018 tax rate in the range of 20% to 25%.

Now with that I’ll turn the call back over to Julie for Q&A.

Julie F. Lorigan, Vice President – Investor Relations, Public Relations and Corporate Communications, Chico’s FAS, Inc.

Thank you, Todd. Operator, we’re ready to start the question-and-answer period.

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Chico's FAS, Inc.	CHS	Q3 2018 Earnings Call	Nov. 28, 2018
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Susan Anderson of B. Riley FBR. Please go ahead.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi, good morning. Thanks for taking my question. I was wondering if you could talk a little bit more about the Chico’s brand like what went wrong and I guess how do you see that improving by spring of 2019? What needs to happen with the product to kind of get it back on track?

And then I guess for White House are you expecting continued sequential improvement? It looks like it took a little bit of a step back this quarter on a 2-year stack basis despite I think some better product in the stores and the benefit from more polished workwear?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Thanks, Susan. So, on Chico’s, really the big three things that we keep going back to are assortments. We did overemphasize what we’re recalling boho and print-heavy assortment and are looking for a better balance with more polished, with more traditional assortments. And as we get a better balance across the store and are not too heavily weighted towards one particular area, we really believe – and we’ve heard from our customer that that will make a difference.

We also are repositioning the marketing to be more inclusive, so same type of thing where we cut across all of our customer segments. And then from a planning and allocation perspective, just making sure that we’re better in-stock on basics, have a better allocation of where exactly we need the inventory to be available to her. So, merchandise, the marketing focus and the inventory planning and allocation are three areas we keep going back to.

For White House Black Market, White House is continuing its repositioning. We agree with you that the merchandise is much more on target with the customer profile we’re going after. We also, as we go through that process, are looking to make sure we’re setting ourselves up for a healthier business as possible. What that means is, from a near-term perspective we’re being much more selective on our promotions. White House had a significant increase in their merchandise margin rate this quarter and that undoubtedly had some impact on sales. As you look over the year, our sales are relatively flat and we expect that to continue going into Q4. And then as we get into next year, we start ramping around on that brand repositioning which should put us in good shape going into next year.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. Okay. That’s helpful. And just one follow-up, if I could, on the gross margin for fourth quarter, I guess how should we think about the merch margin rate versus the third quarter? It looks like you guys are maybe expecting it to be down. And then also, what’s the impact of the 53rd week, I guess, on the gross margin? Is that what the big step down is too from the third quarter?

<A – Todd Vogensen – Chico’s FAS, Inc.>: The 53rd week is certainly a good size chunk of it. In terms of merchandise margin, I’ll start there, we had clearly bought towards a higher level of sales as we went into Q4. Q4 can be very price-sensitive. So, we expect that we will have to be more aggressive on clearance in the fourth quarter. We do still expect merchandise margin gain, but not maybe to the extent that we’ve seen it over the rest of this year.

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Chico's FAS, Inc.	CHS	Q3 2018 Earnings Call	Nov. 28, 2018
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The really big impact is as we look at sales, we are going to generate a significant amount of deleverage against our buying and occupancy costs. And then ongoing, as we wrap around on implementation of buy online, pick up in store, and the impact of ShopRunner, there’s just going to be pressure on those outgoing shipment costs. So, the combination of those three things is really what drives that gross margin decline. The 53rd week does have an outsized impact this particular quarter.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. Okay. Thanks. That’s helpful. Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Our next question comes from Brian Tunick of Royal Bank of Canada. Please go ahead.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Yes, hi. This is Kate on for Brian. Thanks for taking our questions. I guess my question would be honing in a bit more on the omni-channel part of the gross margin guidance for 4Q. Certainly understand, buy online, pick up in store, ShopRunner, these have incremental costs associated with them. Should we think about 4Q being the worst of the brunt of those expenses? And just when we’re looking out to 2019, what work is being done in order to maybe mitigate some of the incremental costs associated with these programs? Thank you very much.

<A – Shelley Broader – Chico’s FAS, Inc.>: Hi, Kate. It’s Shelley. First of all, I think it’s important to remember that we sit in a bit of a unique position because we are a commission-based retailer. And so, we pay our sales force commissions. So, when we do online sales that commission is subtracted from that particular transaction or mitigated by a lesser commission rate. So, we do have a little bit of a different financial impact, a little bit of a cushion compared to others. And when it comes to mitigation, we are just continuing to learn through our data where best those orders are fulfilled. And in an omni world, when you have your choice of coming directly from the distribution center, directly from the closest store location or from the store location where the product happens to be in-stock, what is the best financial return for the customer to deliver that product and we’re working through all of that now.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Great. And then just one quick follow-up on the Chico’s brand, when we think about the repositioning here in 2018, certainly it’s been a lot more volatile than you guys had anticipated. I guess just how should we think about open-to-buys for spring or just what work is being done, particularly on the lead time side or chase in order to make sure that you guys can be appropriately positioned from a speed standpoint to chase into what is actually working kind of come spring? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yes. So, hi, Kate. One of the things that we’ve been very focused, especially as we go on through Q3 has been those levels of purchases that we have in the spring of next year and what the mix of those purchases are and our receipt plans.

Q4 is tough because that’s just awfully quick to respond to that level of receipts. So, you’re seeing the impact in Q4. But then as we get into next year, we have had time to adjust at least some of the assortment and to reduce receipts where possible to get us back to more in line with where we expect sales to be. So, the level of receipts has certainly come down and then we have left a little bit of chase. We’ve actually started seeing where that might come through for us through basics, through our collections businesses and have gotten ahead of that but there are certainly receipts that we’re leaving open to be able to chase into fairly quickly.

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Chico's FAS, Inc.	CHS	Q3 2018 Earnings Call	Nov. 28, 2018
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<A – Shelley Broader – Chico’s FAS, Inc.>: And I think it’s important to think about it in a couple of different ways as well. One of them is as we have brought on each new brand lead we look for a real area of expertise that they can share with the remainder of the brands. And in bringing on David Pastrana, who has a very fast market cycle background, we’re continuing to look to speed up our cycle across all three brands.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Great, guys. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay. Thanks, Kate.

Operator: Our next question comes from Paul Trussell of Deutsche Bank. Please go ahead.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Hi. Good morning. This is Gabby Carbone on for Paul. Thanks for taking our question. So, you mentioned that the Endless Aisle program is exceeding your expectations. Was wondering if maybe you can talk about how that impacted gross margin in the third quarter and kind of what your expectations are for the impact of that program moving forward? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yes. Thanks, Gabby. So, as we look at Q3 and going forward into Q4 – well, Q3 is probably a good example for you. We had substantially positive merchandise margin, up 130 basis points but ended with gross margin down that 80 basis points. Most of that decline is really driven by shipping costs and other costs related to the omni-channel programs. So, the shipping costs has been significant. And that has been as we’ve gotten going on the program we’re already in the process of optimizing how we’re doing those shipments. So, the impact declines as we go forward ratably.

The good news for us really is also how we’re aligning that buy online, ship from store to make sure we are getting the most in sales out of it. That’s been – one of our key parts of our initiatives this year is how we do drive sales through these omni-channel programs and without a doubt we are exceeding what we had planned for this year. So, that’s a very positive sign for us as we go into next year and know that we have time where we’re still going to be wrapping around on that for the first couple quarters.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Thanks. That’s very helpful. And then just a quick follow-up, just wondering if you can discuss plans for store closures next year, just if we should be expecting a similar cadence? So, if you can just remind us what percentage of the store fleet is coming for lease renewal over the next few years?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. So, first, in terms of what’s coming up for renewal. At this point, over two-thirds of our fleet that comes up for renewal or some sort of lease action kick-out over the course of the next three years. So, we do have an awful lot of flexibility and we’re in the position where as we’ve launched buy online and ship from store, we launched our other omni-channel programs, it just allows us to take a fresh look at what our overall fleet should look like. And so, we’re in the process of that. We’ve closed about 50 stores a year, about 3% of our fleet every year for the last four years and that’s a good starting point for you at this point going into 2019. And as we have more information, we’ll certainly share that.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Okay, great. Thanks. Best of luck for holiday.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you.

Operator: [Operator Instructions] Our next question comes from Janine Stichter from Jefferies. Please go ahead.

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Chico's FAS, Inc.	CHS	Q3 2018 Earnings Call	Nov. 28, 2018
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<Q – Janine Stichter – Jefferies LLC>: Hi, good morning. Just want to ask about sourcing benefits. You made a lot of progress this year so far on driving IMU and I just wanted to ask about the fourth quarter. I think that the IMU benefit that’s actually built into the fourth quarter, could you give us a sense of how we should be thinking about those product costs going into 2019? And then just any update on Chinese sourcing? And how you’re thinking about maybe mitigating the impact of potential tariffs?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, let’s start with the sourcing benefits. And you’re right, we have been seeing benefits across the year and we do expect that part of a good sourcing organization is we are going to continue to have opportunity. The biggest chunk – the initial chunk was this year and we have said $30 million to $40 million of savings, that’s absolutely still the target, we are well within what we had expected. And so, that has been a great benefit to our maintained margin.

As we look at our China exposure, the team has been working very actively with our vendors on how we continue to diversify our sources of production. We entered the year with slightly more than half of our receipts coming from China. That is down to 40% going lower than that really on an ongoing basis as we work with our vendors.

We’ll always have a fair chunk of receipts that come out of China just based on the nature of the types of things that are manufactured in China for the entire industry or the types of things that fit the quality that we’re looking for, but continuing to mitigate that impact and diversify our overall mix.

<Q – Janine Stichter – Jefferies LLC>: Great. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Shelley Broader for any closing remarks.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you. So, in summary, our results did not meet our expectations for the quarter. However, we are intently focused on making the important changes to our core Chico’s brand that are necessary to improve performance. We are seeing progress and strength in other key areas of the business including our Soma brand and other channels of business. White House Black Market is moving in the right direction and we anticipate a stronger spring season as learnings have been incorporated.

I am confident that all of the actions underway will enable us to deliver the merchandise our customers want and ultimately allow us to deliver a stronger performance and value for our stakeholders. Thank you for joining the call today.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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Chico's FAS, Inc.	CHS	Q3 2018 Earnings Call	Nov. 28, 2018
Company▲	Ticker▲	Event Type▲	Date▲

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